Exhibit 10.36
409A Amendment
to the
Centra Bank, Inc.
Executive Salary Continuation Agreement
Effective January 1, 2001 for
Timothy P. Saab
     Centra Bank, Inc. (“Bank”) and Timothy P. Saab (“Executive”) originally entered into the Centra Bank, Inc. Executive Salary Continuation Agreement (“Agreement”) on January 24, 2001. Pursuant to Subparagraph XI (C) of the Agreement, the Bank and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.
RECITALS
     This Amendment is intended to bring the Agreement into compliance with the requirements of Internal Revenue Code Section 409A. Accordingly, the intent of the parties hereto is that the Agreement shall be operated and interpreted consistent with the requirements of Section 409A. Therefore, the following changes shall be made:
1.	Subparagraph III (A), “Retirement Date” shall be deleted in its entirety and replaced with the following Subparagraph III (A):
     Retirement Date:
If the Executive remains in the continuous employ of the Bank, the Executive shall retire from active employment with the Bank on the later of the December 31st nearest the Executive’s sixty-fifth (65th) birthday or such later date as the Executive may actually retire.
2.	Subparagraph III (C), “Early Retirement Age”, shall be deleted in its entirety and replaced with the following Subparagraph III (C):
     Early Retirement Age:
Early Retirement Age shall be the date prior to Normal Retirement Age the Executive retires, provided the Executive attains age fifty-five (55).
3.	Subparagraph IV (iii), “Post-Normal Retirement Death Benefit”, shall be deleted in its entirety and replaced with the following Subparagraph IV (iii):
Post-Normal Retirement Death Benefit: If the Executive has retired from active service with the Bank under the terms and provisions of Subparagraphs III (A) and IV (i), and less than one hundred twenty (120) such monthly payments have been made prior to the death of the Executive, then the Bank shall continue such monthly payments to the individual or individuals the Executive may have designated in writing and filed with the Bank until the full number of one hundred twenty (120) monthly payments have been made. In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Executive.
4.	Subparagraph IV (iv), “Post-Early Retirement Death Benefit”, shall be modified to delete the second paragraph and replace it will the following paragraph:
The Bank shall continue monthly payments to the individual or individuals the Executive may have designated in writing and filed with the Bank until the full number of one hundred twenty (120) monthly payments have been made. In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Executive.

5.	Section V, “Death Benefit Prior to Retirement”, shall be deleted in its entirety and replaced with the following Section V:
     DEATH BENEFIT PRIOR TO RETIREMENT
In the event the Executive should die while actively employed by the Bank at any time after the date of this Agreement but prior to the Executive attaining the age of sixty-five (65) years, the Bank will pay an annual benefit equal to the annual benefit set forth in Subparagraph IV (i) herein in equal monthly installments (1/12 of the annual benefit) for a period of one hundred twenty (120) months to such individual or individuals as the Executive may have designated in writing and filed with the Bank. In the absence of any effective beneficiary designation, any such amounts becoming due and payable upon the death of the Executive shall be payable to the duly qualified executor or administrator of the Executive’s estate. Said payments due hereunder shall begin the first day of the second month following the decease of the Executive.
6.	Section VIII, “Other Termination of Employment”, shall be modified to delete the word “retirement” from the first sentence and replace it with the words “age fifty-five (55)”.
7.	Section IX, “Change of Control”, shall be deleted in its entirety and replaced with the following Section IX:
     CHANGE IN CONTROL
“Change in Control” shall mean a change in ownership or control of the Bank or Centra Financial Holdings as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable Treasury Regulation. Upon a Change in Control, the Executive shall be eligible to receive one (1) of the following benefits: i) the benefit set forth in Subparagraph IV(ii) commencing at age fifty-five (55), or ii) the benefit set forth in Subparagraph IV(i) commencing at age sixty-five (65). The Executive shall notify the Bank in writing prior to December 31, 2008 of the Executive’s election as to the form of benefit to be paid pursuant to this Section IX. In the event that said election is not submitted to the Bank in writing prior to December 31, 2008, the benefit paid pursuant to this Section IX shall be the benefit set forth in Subparagraph IV(i) commencing at the Executive’s age sixty-five (65).
8.	The following provision regarding “Separation from Service” distributions shall be added as a new subparagraph (M) under Section XI, as follows:
     Separation from Service:
Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is payable upon a “Termination of Employment,” “Termination of Service,” or other event involving the Executive’s cessation of services, such payment(s) shall not be made unless such event constitutes a “Separation from Service” as defined in Treasury Regulations Section 1.409A-1(h).
9.	A new Subparagraph XI (N) shall be added as follows:
     Restriction on Timing of Distribution:
Notwithstanding any provision of this Agreement to the contrary, distributions under this Agreement may not commence earlier than six (6) months after the date of a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of the Bank if any stock of the Bank is publicly traded on an established securities market or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.
10.	A new Subparagraph XI (O) shall be added as follows:
     Certain Accelerated Payments:
The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3(j)(4) to the Executive of deferred amounts, provided that such distribution(s) meets the requirements of Section 1.409A-3(j)(4).
11.	A new Subparagraph XI (P) shall be added as follows:
     Subsequent Changes to Time and Form of Payment:
The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:
(1)	the subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(2)	the payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(3)	in the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Therefore, the foregoing changes are agreed to.

/s/ Douglas J. Leech, President and CEO		/s/ Timothy P. Saab

For the Bank		Timothy P. Saab

Date	December 24, 2008	Date	December 24, 2008

3